Exhibit 23.3

Date: August 26, 2022

Dear Sirs,

We, Yuan Tai Law Offices, consent to the reference to our firm in the Registration Statement of ReTo Eco-Solutions, Inc. (the “Company”) on Form F-3, which will be filed with the Securities and Exchange Commission (hereinafter the “SEC”) on August 26, 2022 in relation to the offering, issuance, and selling common shares, par value US$0.001 per share, debt securities, warrants, rights or units up to US$200,000,000 or its equivalent in one or more issuance.

Yours faithfully,